Exhibit 19

VERICITY, inc.

insider trading policy

Purpose

This Insider Trading Policy provides guidelines with respect to transactions in the securities of Vericity, Inc. (together with its subsidiaries, “Vericity”) and the handling of confidential information about Vericity and the companies with which Vericity does business.

Persons Subject to the Policy

All directors, officers, employees and advisory board members of Vericity, and any family members living in such a person’s household, other members of such a person’s household and any entity controlled by such a person (each a “Covered Person”) are subject to, and must comply with, this Policy. The Office of the General Counsel shall maintain a list of all Vericity employees identified as a “Designated Employee” for purposes of this Policy.

Transactions Subject to the Policy

This Policy applies to transactions in Vericity’s securities, including Vericity’s common stock, options for common stock, restricted stock units and any other securities Vericity may issue from time to time, as well as derivative securities not issued by Vericity, such as exchange-traded put or call options or swaps relating to Vericity’s securities (collectively referred to in this Policy as “Vericity Securities”).

Statement of Policy

No Covered Person who is aware of Material Nonpublic Information (defined below) relating to Vericity may, directly, or indirectly through family members or other persons or entities:

(1)
Engage in transactions in Vericity Securities, except as otherwise specifically permitted by this Policy or Vericity;
(2)
Recommend the purchase or sale of any Vericity Securities;
(3)
Disclose Material Nonpublic Information to persons within Vericity whose jobs do not require them to have that information, or to persons outside of Vericity, unless any such disclosure is required in fulfillment of their job responsibilities and subject to appropriate confidentiality restrictions; or
(4)
Assist anyone engaged in the above activities.

In addition, a Covered Person who, in the course of working for Vericity, learns of Material Nonpublic Information about a company with which Vericity has a relationship or does business, including a customer or supplier of Vericity, may not:

•
trade in that company’s securities until the information becomes public or is no longer material, or
•
disclose such information to anyone other than a co-worker within Vericity with a business need to know.

Anyone with any questions regarding trading in Vericity Securities, including questions regarding restrictions on a specific transaction, should contact Vericity’s Office of the General Counsel.

Definition of Material Nonpublic Information

Material Nonpublic Information is positive or negative information that is not generally known to the public and, if publicly known, would be considered by a reasonable investor to be important in making a decision to buy, hold or sell securities or might reasonably be expected to affect the market for or price of Vericity Securities (or the securities of a company with which Vericity has a relationship or does business). While it is not possible to define all categories of Material Nonpublic Information, there are various categories of information that are particularly sensitive and, as a general rule, should be considered material. Examples of such information include:

•
Financial results
•
Projections of future earnings or losses, or other earnings guidance
•
A pending or proposed acquisition or disposition of a significant asset
•
A pending or proposed merger, acquisition or tender offer
•
A change in dividend policy, the declaration of a dividend or a stock split, or an offering of additional securities
•
Bank borrowings or other financing transactions out of the ordinary course
•
The establishment of a repurchase program for Vericity Securities
•
A change in management or key personnel
•
Pending or threatened significant litigation, or the resolution of such litigation
•
The gain or loss of a significant customer or business partner

Directors, Officers, Advisory Board and Designated Employees: Special and Prohibited Transactions

Vericity has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if Vericity’s directors, officers, advisory board members or Designated Employees engage in certain types of transactions. It therefore is Vericity’s policy that directors, officers, advisory board members and Designated Employees may not engage in any of the following transactions:

•
Short sales of Vericity Securities
•
Transactions in publicly-traded options, including put options, call options or other derivative securities, on an exchange or in any other organized market
•
Hedging or monetization transactions, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds
•
Holding Vericity Securities in a margin account or otherwise pledging Vericity Securities as collateral for a loan (other than Vericity Securities acquired prior to August 8, 2019, the first day Vericity common stock was available for trading on the Nasdaq Capital Market).
•
Any other hedging or derivative transactions designed to hedge or offset the effect of a change in the market price of Vericity Securities

Directors, Executive Officers, Advisory Board and Designated Employees: Additional Procedures

Vericity has established the following additional procedures applicable to directors, executive officers, advisory board members and Designated Employees:

•
Pre-Clearance Procedures. No one subject to these procedures may engage in any transaction in Vericity Securities without first obtaining pre-clearance of the transaction from Vericity. A request for pre-clearance should be submitted to Vericity’s Office of the General Counsel at least three business days in advance of the proposed transaction, or such shorter period as may be acceptable to such Office.

Any pre-clearance received from the Office of the General Counsel to engage in a proposed transaction is effective for the first to occur of (1) five (5) business days from the preclearance date, (2) the beginning of a Blackout Period, or (3) the time at which such person comes into possession of Material Nonpublic Information, after which preapproval must be requested again. If anyone subject to these procedures comes into possession of Material Nonpublic Information after obtaining pre-clearance, he or she should immediately stop any transactions in Vericity Securities.

•
Quarterly Trading Restrictions. No one subject to this restriction may conduct any transactions involving Vericity Securities (other than as specified by this Policy), during a “Blackout Period” beginning 21 trading days prior to the end of each fiscal quarter and ending on the third business day following the date of the public release of Vericity’s earnings results for that quarter. Following the receipt of pre-clearance as described above, those persons subject to this restriction generally may conduct transactions in Vericity Securities during the “Window Period” beginning on the third business day following the public release of Vericity’s quarterly earnings and ending 21 trading days prior to the close of the next fiscal quarter.
•
Event-Specific Trading Restriction Periods. From time to time, an event may occur that is material to Vericity and is known by only a few directors, officers and/or employees. So long as the event remains material and nonpublic, the persons designated by the Office of the General Counsel or may not trade Vericity Securities. In that situation, the Office of the General Counsel may notify these persons that they should not trade in Vericity Securities.
•
Exceptions. The requirement for pre-clearance, the quarterly trading restrictions and event-driven trading restrictions do not apply to transactions conducted pursuant to approved Rule 10b5-1 Plans.

Rule 10b5-1 Plans

If an individual enters into a plan that meets the requirements of Rule 10b5-1 (a “Rule 10b5-1 Plan”), Vericity Securities may be purchased or sold pursuant to such Rule 10b5-1 Plan by that person without regard to certain insider trading restrictions. To comply with the Policy, a Rule 10b5-1 Plan must be approved by Vericity and meet the requirements of Rule 10b5-1. In general, a Rule 10b5-1 Plan must be entered into at a time when the person entering into the plan is not aware of Material Nonpublic Information. Once the Rule 10b5-1 Plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party. No further pre-approval of transactions conducted pursuant to a Vericity-approved Rule 10b5-1 Plan will be required.

Post-Termination Transactions

This Policy continues to apply to transactions in Vericity Securities even after termination of service to Vericity. If an individual is in possession of Material Nonpublic Information when his or her service terminates, that individual may not trade in Vericity Securities until that information has become public or is no longer material.

Transactions Not Involving a Purchase or Sale

Bona fide gifts of securities are not transactions subject to this Policy.

Consequences of Violations

The purchase or sale of securities while aware of Material Nonpublic Information, or the disclosure of Material Nonpublic Information to others who then trade in Vericity Securities, is prohibited by federal and state laws (as well as the laws of foreign jurisdictions). Insider trading violations are pursued vigorously by the U.S. Securities and Exchange Commission, U.S. Attorneys and state enforcement authorities. Punishment for insider trading violations is severe, and could include significant fines and imprisonment. In addition, an individual’s failure to comply with this Policy may subject the individual to Vericity-imposed sanctions, including dismissal for cause, whether or not the employee’s failure to comply results in a violation of law.

Company Assistance

Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from the Office of the General Counsel.